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                                                                   Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Pacific Aerospace & Electronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-58148, 333-56884, 333-44686 and 333-35382) on Form S-8 (Nos.
333-36676, 333-66469, 333-39799 and 333-29007) on Form S-1 (No. 333-66471) and
on Form SB-2 (No. 333-05011) of Pacific Aerospace & Electronics, Inc. of our report dated July 27, 2001, except as to note 24b which is as of May 17, 2002, with respect to the consolidated balance sheets of Pacific Aerospace & Electronics, Inc. as of May 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended May 31, 2001, which report appears in the May 31, 2001, annual report on Form 10-K, as amended, of Pacific Aerospace & Electronics, Inc.

In our report dated July 27, 2001, we did not express an opinion on the 2001 consolidated financial statements of Pacific Aerospace & Electronics, Inc. due to material uncertainties relating to Pacific Aerospace & Electronics, Inc.'s ability to continue as a going concern. As disclosed in the consolidated financial statements in note 24b, Pacific Aerospace & Electronics, Inc. restructured its debt subsequent to May 31, 2001. Accordingly, our present opinion on the consolidated financial statements of Pacific Aerospace & Electronics, Inc., as presented herein, is different from our previous report.

Our report dated July 27, 2001, except as to note 24b which is as of May 17, 2002, contains an explanatory paragraph that states that Pacific Aerospace & Electronics, Inc. has suffered recurring losses from operations and has a net capital deficiency at May 31, 2001 that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
July 9, 2002